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                                   EXHIBIT 11

                    SENECA FOODS CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

                        (In thousands except share data)



                                                                                                  Three Months Ended
                                                                                                  ------------------
                                                                                                6/29/02         6/30/01
                                                                                                -------         -------

Basic Net Earnings (Loss) Applicable to Common Stock:

Net Earnings (Loss)                                                                     $            1,932 $        (1,286)
  Deduct Preferred Cash Dividends                                                                        6               6
                                                                                        ----------------------------------
  Net Earnings (Loss) Applicable to
      Common Stock                                                                      $            1,926 $        (1,292)
                                                                                        ==================================

Weighted Average Common Shares Outstanding
  for Primary Earnings per Share                                                                 6,588,637       6,582,359
                                                                                        ==================================

Basic Earnings (Loss) Per Share                                                         $              .29 $          (.20)
                                                                                        ==================================

Diluted Net Earnings (Loss) Applicable to Common Stock:

Net Earnings (Loss) Applicable to
  Common Stock                                                                          $            1,926 $        (1,292)
Add Back Preferred Cash Dividends                                                                        5               -
                                                                                        ----------------------------------
Net Earnings (Loss) Applicable to
      Common Stock                                                                      $            1,931 $        (1,292)
                                                                                        ==================================

Weighted Average Common
  Shares Outstanding                                                                             6,588,637       6,582,359
Effect of Convertible Preferred Stock                                                            3,636,734               -
                                                                                        ----------------------------------
Weighted Average Common Shares Outstanding
for Diluted Earnings per Share                                                                  10,225,371       6,582,359
                                                                                        ==================================

Diluted Earnings (Loss) Per Share                                                       $              .19 $          (.20)
                                                                                        ==================================
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